UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*



                                PLC Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    69341D104
                      -------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 693410104                  13G                   Page  2  of  6  Pages
         ----------

--------- ----------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Arab Banking Corporation (B.S.C.)

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|
                                                                     (b)  |X|
---------
--------- ----------------------------------------------------------------------
     3    SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                   State of Bahrain

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
                   5     SOLE VOTING POWER
 NUMBER OF
                                747,100

  SHARES       -------- --------------------------------------------------------
               -------- --------------------------------------------------------
                   6     SHARED VOTING POWER
BENEFICIALLY
                                0

 OWNED BY      -------- --------------------------------------------------------
               -------- --------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
   EACH
                                747,100
 REPORTING
               -------- --------------------------------------------------------
               -------- --------------------------------------------------------
  PERSON           8     SHARED DISPOSITIVE POWER

                                0
   WITH
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   747,100

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.52%

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

                   BK

--------- ----------------------------------------------------------------------

CUSIP No. 693410104                  13G                   Page  3  of  6  Pages
         ----------

         Pursuant to Rule 13d-2(c), the entire text of the original Schedule 13G dated February 16, 1993, is hereby restated in this Amendment No. 4 to Schedule 13G. The original Schedule 13G dated February 16, 1993, the first amendment dated February 18, 1993, the second amendment dated November 13, 1995 and the third amendment dated February 11, 1996 are hereby amended by deleting Item 4 in its entirety and inserting in its place Item 4 as set forth below.

Item 1.
     (a) Name of Issuer

         PLC Systems, Inc.




     (b) Address of Issuer's Principal Executive Offices

         113 Cedar Street
         Suite 52
         Milford, Massachusetts  01757


Item 2.
     (a) Name of Person Filing

         Arab Banking Corporation (B.S.C.)




     (b) Address of Principal Business Office or, if none, Residence

         Investment Management Department
         P.O. Box 5698
         ABC Tower, Diplomatic Area
         Manama, State of Bahrain

     (c) Citizenship

         State of Bahrain




     (d) Title of Class of Securities

         Common Stock




     (e) CUSIP Number

         69341D104

CUSIP No. 693410104                  13G                   Page  4  of  6  Pages
         ----------


Item 3. If this statement is filed pursuant to Rule 13-1(b), or 13d-2(b), check whether the person filing is a:
     (a) |_| Broker or Dealer registered under Section 15 of the Act

     (b) |X| Bank as defined in section 3(a)(6) of the Act

     (c) |_| Insurance Company as defined in section 3(a)(19) of the Act

     (d) |_| Investment Company registered under section 8 of the Investment Company Act

     (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

     (g) |_| Parent    Holding    Company,    in    accordance    with   section
             240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(H)


Item 4.  Ownership
         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a) Amount Beneficially owned:  747,100




     (b) Percent of Class:  4.52%




     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:  747,100

       (ii)   shared power to vote or to direct the vote:  0

      (iii)   sole power to dispose or to direct the disposition of:  747,100

       (iv)   shared power to dispose or to direct the disposition of:  0

CUSIP No. 693410104                  13G                   Page  5  of  6  Pages
         ----------

Item 5.  Ownership Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.




Item 6.  Ownership of More than Five Percent on Behalf of Another Person.




Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company




Item 8.  Identification and Classification of Members of the Group




Item 9.  Notice of Dissolution of Group




Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 4, 1997


                              ARAB BANKING CORPORATION (B.S.C.)



                              /s/ Jan Peter Faberij De Jonge
                              --------------------------------------------------
                              Name:  Jan Peter Faberij De Jonge
                              Title: First Vice President and Asst. General Mgr.